EXHIBIT 21.1

SUBSIDIARIES OF CONSUMER CAPITAL GROUP INC.

Name	Place of Incorporation
Consumer Capital Group Inc.	California
Arki (Beijing) E-Commerce Technology Corp.	People’s Republic of China
America Pine (Beijing) Bio-Tech, Inc	People’s Republic of China

VARIABLE INTEREST ENTITIES OF CONSUMER CAPITAL GROUP INC.

Name	Place of Incorporation
America Arki Network Service Beijing Co., Ltd.	People’s Republic of China
America Arki (Tianjin) Capital Management Partnership	People’s Republic of China
Arki (Tianjin) E-Commerce, Ltd.	People’s Republic of China
Arki (Guangzhou) Investment Consulting Co., Ltd.	People’s Republic of China